BDO McCabe Lo Limited
Certified Public Accountants
德豪嘉信會計師事務所有限公司

25th Floor Wing On Centre
111 Connaught Road Central
Hong Kong
Telephone : (852) 2541 5041
Facsimile : (852) 2815 2239

香港干諾道中111號
永安中心25樓
電話：(852) 2541 5041
傳真：(852) 2815 2239

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China-Biotics, Inc.
No. 999 Ningqiao Road
Jinqiao Export Processing Zone
Pudong, Shanghai 201206
People's Republic of China

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 29, 2006, relating to the consolidated financial statements of Sinosmart Group Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO McCabe Lo Limited

BDO McCabe Lo Limited

Hong Kong, August 7, 2006